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                                                                    EXHIBIT 12.1

                        WEATHERFORD INTERNATIONAL, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                                                                           SIX MONTHS ENDED
                                                              YEAR ENDED JUNE 30,                               JUNE 30,
                                           ---------------------------------------------------------     ---------------------
                                             1994        1995        1996        1997         1998         1998         1999
                                           --------    --------    --------    --------     --------     --------     --------
                                                                            ($ in thousands)
Income (loss) from continuing
  operations before income taxes and
  extraordinary items(a).................  $ 54,434    $(19,318)   $ 98,276    $196,774     $ (6,753)    $ (5,455)    $  9,076

Fixed charges:
  Interest expense(b)....................    16,408      26,391      31,997      30,638       42,489       19,609       20,898
  Interest factor portion of rentals(c)..     5,593       6,632       7,960       8,695        8,790        4,395        3,952
                                           --------    --------    --------    --------     --------     --------     --------
      Total fixed charges................    22,001      33,023      39,957      39,333       51,279       24,004       24,850

Earnings before income taxes and
  fixed charges..........................  $ 76,435    $ 13,705    $138,233    $236,107     $ 44,526     $ 18,549     $ 33,926
                                           ========    ========    ========    ========     ========     ========     ========

Ratio of earnings to fixed charges.......      3.47        0.42(d)     3.46        6.00         0.87(e)      0.77(e)      1.37
                                           ========    ========    ========    ========     ========     ========     ========

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(a) Income (loss) from continuing operations before income taxes and extraordinary items has been adjusted to include only distributed income of less-than-fifty-percent-owned persons.

(b) Interest expense consists of interest expense incurred from continuing operations and amortization of debt issuance costs.

(c) Interest factor portion of rentals is estimated to be one third of rental expense.

(d) In 1995, earnings, as defined, before fixed charges were inadequate to cover fixed charges by $19.3 million.

(e) In 1998, earnings, as defined, before fixed charges were inadequate to cover fixed charges by $6.8 million and $5.5 million for the year ended December 31, 1998 and the six months ended June 30, 1998, respectively.